HARRY'S TRUCKING SB-2 AMENDMENT

As Filed with the Securities and Exchange Commission October 25th, 2007

Registration No.: 333-140637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARRY’S TRUCKING, INC.

Delaware	SIC 4213	13-4343369
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

15981 Yarnell Street #225 Sylmar, CA 91342 (818) 939-1049
(Address and telephone of registrant’s executive office)
Mr. Haris Tajyar, President Harry’s Trucking, Inc. 15981 Yarnell Street #225 Sylmar, CA 91342 Telephone: (818) 939-1049
(Name, address and telephone of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, New York 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.0001 per share (1)	148,000	$1.00	$148,000	$17.41

(1) Previously paid and estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by the issuer. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price. The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued (in September and October 2006) which shares of common stock were all issued at $1.00 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION,

DATED OCTOBER 25th, 2007

HARRY’S TRUCKING, INC.

15981 Yarnell Street #225

Sylmar, CA 91342

Up to 148,000 Shares of Common Stock

Offering Price: $1.00 per share

As of October 25th, 2007, we had 1,048,000 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 148,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we have engaged Spartan Securities Group to apply to have our common stock quoted on the Over the Counter Bulletin Board maintained by NASD ("OTCBB") upon the effectiveness of the registration statement of which this prospectus is a part, they may not be successful in such efforts, and our common stock may never trade in any market.

Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25th, 2007.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

Harry’s Trucking, Inc. (the “Company” “we” or “us”) began operating as an over-the-road long haul, truckload carrier based near Los Angeles, California. From April 2004 until February 2006, we provided nationwide transportation service to major customers, using a fleet of the latest-model tractors and refrigerated trailers. The principal type of freight we transported consisted of perishable food, in as much as we capitalized on our strategic location which neighbors the top agricultural regions in California. Principally, the Company operated within long haul traffic lanes with an average length of haul of approximately 2,000 miles. As of January 2006, management concluded that the capital requirements needed to reach profitability, in addition to high fuel costs, exceeded current capabilities. In February 2006, management implemented a change in operating strategy from an over-the-road long haul truckload carrier to a non-asset based third-party logistics provider. Our previous business is considered a discontinued operation and has been separately reported in our financial statements. As a non-asset based third party logistics provider we work with various organizations to assist in managing their supply chain requirements. We are seeking to capitalize on strategic relationships which were developed while operating as an over-the-road truckload carrier.

During the years ended December 31, 2006 and 2005 we have incurred net losses from continuing operations of $91,483 and $84,000, respectively. Management’s belief is that our new business model will reduce and/or eliminate our prior losses due to the lower costs and less capital intensive operating cost structure of providing third-party logistic services. For example, we will no longer purchase fuel to fulfill our customer needs or operating and maintaining a fleet of trucks and such costs will be absorbed by our independent contractors which haul our customer loads for us. Management further believes that the new business model could potentially reduce and/or eliminate our prior losses. The reason for this belief is that our expenses related to our revenue generation derived from our logistics services is generally earned on a job by job basis and is based on the rates that we charge our customers for the movement of their goods from origin to destination. Carriers contract directly with us, not our customers, and as such, we are responsible for the payment of the carriers’ charges. In our logistics model, our fixed and incremental costs are both lower and, accordingly, management believes we should be better able to achieve profitability. During the first six months of 2007 we derived all of our gross revenues from three clients. Our three clients accounted for 22%, 29% and 49% respectively of our revenues and collectively all of our revenues during the first six months of 2007. The loss of any of our three clients could materially and adversely affect our operating results.

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2006 financial statements, the Company has incurred significant operating losses and negative cash flows from operations through December 31, 2006, and has an accumulated deficit at December 31, 2006. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company. We believe that our presently available funds as of the current date will not be sufficient to meet our anticipated needs for our business plan and for working capital and capital expenditures for the next twelve months. Should we not obtain additional funds to meet anticipated working capital needs, it may significantly impact our ability to execute our business plan and/or cause us to cease operations. If we cease operations, our shareholders may lose all of their investment.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

OPERATING PHILOSOPHY

We are focusing on two goals: providing premium service that differentiates us from our competitors and achieving the lowest possible cost structure with the goal of maximum profitability. This concentration on customer service and efficient operations overlays each of the following operating strategies:

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Centralized. Our logistics operations, billing, staff and management are housed at the Company headquarters in Los Angeles. By maintaining a centralized location and utilizing various tracking systems to stay in constant communication with our third party drivers, we are able to streamline overhead while maintaining delivery efficiency, and responsive customer service. We believe that our operating efficiency and customer service are enhanced by constant communication with the drivers. These procedures provide real-time data that we use to monitor the exact location of each shipment and, thereby, allowing our customer service representatives to provide immediate and exact status calls to our customers.

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Targeted customers. Shippers of perishable goods requiring refrigerated, time-sensitive transport comprise a significant portion of our target market. Management has identified California agriculture producers as a prime market for our services. We are undertaking a marketing effort to increase our foothold in that market through a commission-only sales force.

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Operating agility. As a compact organization with centralized operations and streamlined operating costs, we are positioned to quickly and efficiently react to turbulent market conditions. We believe that with our ability to rapidly respond to sudden market opportunities, as well as more predictable seasonal demands, we are ideally positioned to capture logistics fees on the most profitable payloads.

COMPETITIVE ADVANTAGE

-               Historical and Present Operations. We were founded in April 2004, and generated revenue growth since our inception. However, we have also incurred net losses for each of the years ended December 31, 2006 and 2005 and the six month periods ended June 30, 2006 and 2007. We continued to report significant revenue growth on a sequential quarterly basis since our inception until ceasing trucking operations in February 2006. Beginning in February 2006 the Company began offering third party logistics to previous customers which we had provided over-the-road hauling when we owned a fleet of trucks. Absent a fleet of trucks, we would still provide the same services of hauling but simply match third party carriers to haul the loads. We currently have a database of 5,000 potential customers whom may be in need of logistics services. Since the inception of providing the third party logistics services the Company recognized revenues of $65,983 through June 30, 2007. We intend to continue achieving revenue growth within our new business model by having sales representatives initiate contact with prospective customers and prior relationships created during our operations as an over-the-road carrier. When we commenced operations, the price of gasoline was rising significantly and at the time of this Prospectus the price of gasoline had recently been at the highest in history. This understanding of how to operate under adverse conditions should prove beneficial in our logistics operations. We have not experienced our anticipated revenue growth to date, because we are still implementing our business strategy.

GROWTH STRATEGY

Our plans include:

-              Dominating a niche market. California is by far the top agriculture producer in the United States, and is expected to maintain that position into the foreseeable future. We are strategically located within 300 miles of the State’s most productive farm regions. Our goal is to utilize our proximity, and strong record on delivery efficiency and customer service to gain exclusivity with agricultural shippers initially located within a 300 mile radius of our headquarters. To increase brand awareness in that niche market, we are currently building a commission-only sales force to promote our services to California farms. In addition to increasing sales and revenues, we believe that expanding our presence in the agricultural market will also serve to strengthen our brand within the general marketplace.

-              Pursuing opportunistic acquisitions. We intend to acquire target logistics providers to gain desirable customer relationships and complementary service territories. Such carriers may include domestic “Mom and Pop” enterprises that own a backlog of business and are unable to execute because of a number of different reasons, in particular lack of working capital.

-              Developing business associated with the Port of Los Angeles (POLA). In 2003, POLA became the top U.S. international freight gateway. Annual cargo shipments from China alone into POLA totaled approximately $50 billion (According to the U.S Department of Transportation’s Bureau of Transportation Statistics). We seek to develop significant business associated with the booming Asian import/export market. We believe an attractive opportunity exists to gain advantageous relationships with both U.S. importers and Chinese exporters. We believe implementation of this course of action will position us to generate significant additional revenues as well as provide us a very unique and coveted position in the domestic trucking logistics industry.

We believe that incorporating these growth strategies into our historical operational focus on offering premium service and achieving the lowest possible cost structure will position us to achieve significant growth in both revenue and earnings in order to enhance shareholder value.

Our Offices Our administrative office is located 15981 Yarnell Street #225, Sylmar, CA 91342 and our telephone number is (818) 939-1049.

The Offering

Securities being offered:	Up to 148,000 shares of common stock, par value $0.0001 by selling stockholders.
Offering price per share:	$1.00.
Offering period:	The shares will be offered on a time to time basis by the selling stockholders.
Net proceeds:	We will not receive any proceeds from the sale of the shares.
Use of proceeds:	We will not receive any proceeds from the sale of the shares.
Number of Shares of Common Stock Authorized and Outstanding:	1,048,000 shares of common stock issued and outstanding, 20,000,000 shares of common stock authorized. 1,000,000 shares of blank check preferred stock authorized – none issued.

There is no trading market for our shares. We have engaged Spartan Securities, a broker dealer, to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

Selected Financial Information

	June 30, 2007 (Unaudited)	December 31, 2006 (Audited)
BALANCE SHEET DATA:

Current Assets:	$40,492	$ 38,311
Total Assets:	$40,492	$ 38,311
Total Liabilities:	$36,097	$ 29,653
Stockholders’ Equity:	$4,395	$ 8,658

Income Statement Data	Six months ended June 30, 2007 (Unaudited)	Six months ended June 30, 2006 (Unaudited)	Year ended December 31, 2006 (Audited)	Year ended December 31, 2005 (Audited)
Net Revenue from Continuing Operations:	$ 7,441	$ 58,542	$ 58,542	$ -
Loss from Continuing Operations:	$ (82,721)	$ (37,796)	$ (91,483)	$ (84,000)
Loss from Discontinued Operations:	$ -	$ (132,956)	$ (316,326)	$ (14,086)
Net Loss:	$ (82,721)	$ (170,752)	$ (407,809)	$ (98,086)

The foregoing summary information is qualified by and should be read in conjunction with our audited and unaudited financial statements and accompanying footnotes, appearing elsewhere herein.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. Additional risks and uncertainties not presently known to us that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. The occurrence of any the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We may not be able to continue as a going concern. Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. Our independent registered public accounting firm has included an explanatory paragraph in their report of registered public accounting firm included in our audited financial statements for the years ended December 31, 2006 and December 31, 2005 to the effect that our losses from operations and our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We may not be able to finance our planned business expansion. We intend to finance our operations through profits we hope to generate and other financing activities. We believe that our presently available funds as of the current date will not be sufficient to meet our anticipated needs for our business plan and for working capital and capital expenditures for the next twelve months. We may need to raise additional funds sooner in order to accelerate the implementation of our new business plan, to deliver on higher than anticipated demand for our services, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary businesses or technologies. We may also need to raise funds if our available funds decrease. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance new service offerings or respond to competitive pressures. Thus, we may be adversely impacted if the full proceeds are not raised and investors may lose their entire investment. Such inability could have a material adverse effect on our business, results of operations and financial condition.

We depend upon other carriers to provide equipment and services. As a non-asset based third party logistics provider we do not own or control the transportation assets that deliver our customers’ freight and we do not employ the people directly involved in delivering the freight. We are dependent on independent third parties to report certain events to us including delivery information and freight claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. If we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently.

Our ability to hire additional people is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated salespersons and other logistics professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people. We cannot guarantee that we will be able to continue to hire and retain a sufficient number of qualified personnel.

We face substantial industry competition. Competition in the transportation services industry is intense and broad based. We compete against other non-asset based logistics companies as well as logistics companies that own their own equipment, third party freight brokers, Internet matching services, Internet freight brokers, and carriers offering logistics services. We also compete against carriers’ internal sales forces and shippers’ transportation departments. Increased competition could create downward pressure on freight rates and continued rate pressure may adversely affect our financial results.

We are subject to claims arising from our transportation operations and may not have adequate insurance coverage. We use the services of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents and the carrier may not have adequate insurance coverage. Although these drivers are not our employees and all of these drivers are employees, owner operators or independent contractors working for carriers, from time to time, claims may be asserted against us for their actions, or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims or workers’ compensation claims, or unfavorable resolutions of claims, could materially and adversely affect our financial results.

We depend on the proper functioning and availability of our information systems. We depend on the proper functioning and availability of our communications and data processing systems in coordinating the logistics of delivery and operating our business in general. Our information systems are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do, however, have a catastrophic disaster recovery plan and a fully redundant backup system to protect against a loss of the data on any of our computer systems. However, if any of our critical information systems fail or become otherwise unavailable, we might have to perform the functions manually, which could temporarily impact our ability to manage our operations efficiently, to respond to customers’ requests effectively, to maintain billing and other records reliably and to bill for services accurately or in a timely manner. Our business interruption insurance may be inadequate to protect us in the event of a catastrophe. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers.

We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a material adverse effect on our business. The U.S. Department of Transportation (DOT) and various state agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety, insurance requirements and financial reporting. We may also become subject to new or more restrictive regulations relating to fuel emissions, drivers’ hours in service and ergonomics. Compliance with such regulations could reduce equipment availability and increase our operating expenses. The Transportation Security Administration of the U.S. Department of Homeland Security has recently adopted regulations that will require all drivers who carry hazardous materials to undergo background checks by the Federal Bureau of Investigation (FBI). These regulations could also complicate the process of matching available equipment with shipments that include hazardous materials, thereby increasing the time it takes us to respond to customer orders, placing us at a competitive disadvantage.

Our operations are subject to various environmental laws and regulations, the violation of which could result in fines or penalties. The transportation industry issubject to various environmental laws and regulations dealing with the handling of hazardous materials and similar matters. Even as a broker, our operations involve the risks of liability for fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If a trucker we have provided is involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

New regulations regarding drivers’ hours of service could materially and adversely affect our operating efficiency and increase costs. The Federal Motor Carrier Safety Administration of the U.S. DOT issued a final rule on April 24, 2003 that made several changes to the regulations governing hours of service for drivers of commercial motor vehicles that carry freight. Truckload carriers were required to comply with the new rules beginning on January 4, 2004. In general, the new rules are intended to increase safety by giving drivers more opportunity to rest and sleep during each work cycle by, for example, increasing the minimum off-duty time during each work cycle. Moreover, under the new rules, the maximum on-duty period after which a driver may no longer drive has been shortened and may no longer be extended by time spent off- duty (such as meal stops and other rest breaks) once the on-duty period has begun. Therefore, delays during a driver’s on-duty time (such as those caused by loading and unloading) may limit the driver’s available hours behind the wheel. Shippers may be unable or unwilling to assist us in managing our customers’ contracted drivers’ on-duty time or to pay higher rates to compensate for the costs of complying with these regulations. This, and other operational issues that the new rules may create, could increase our operating costs. Hours of service regulations are likely to change again in ways that Management can not predict and have further effects on our operations.

During the first six months of 2007 we derived all of our gross revenues from three clients. Our three clients accounted for 22%, 29%, and 49%, respectively of our revenues and collectively all of our revenues during the first six months of 2007. The loss of any of our three clients could materially and adversely affect our operating results.

We are reliant on advanced technology to operate our business. Our continued success is dependent on our systems continuing to operate and to meet the changing needs of our customers. Computer viruses could cause an interruption to the availability of our systems. Unauthorized access to our systems with malicious intent could result in the theft of proprietary information and in systems outages. An unplanned systems outage or unauthorized access to our systems could materially and adversely affect our business. Such advanced technologies favor larger, more professionally managed and capitalized companies than our own.

Seasonality and the impact of weather can affect our operating results. We expect that our productivity will decrease during the winter season because inclement weather impedes operations and some shippers reduce their shipments. If there are fewer shipments, their will likely be fewer available logistics fees.

We operate in a highly competitive and fragmented industry; and our business may suffer if we are unable to adequately address downward pricing pressures and other factors that may adversely affect our ability to compete with other carriers. Numerous competitive factors could impair our ability to maintain our gross profit. These factors include:

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Some of our competitors periodically reduce their freight rates or logistics fees to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase the fees we charge shippers, maintain our margins, or maintain significant growth in our business.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in the loss of some of our business to competitors.

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The trend toward consolidation in the trucking industry may create more large carriers with greater financial resources who offer their own logistical and logistics services and possess other competitive advantages relating to their size with whom we may have difficulty competing.

•	Advances in technology require increased investments to remain competitive and our customers may not be willing to accept higher fees to cover the cost of these investments.

•	Competition from Internet-based and other logistics and freight logistics companies may adversely affect our customer relationships and fees.

•	Economies of scale that may be passed on to smaller carriers by procurement aggregation providers may improve their ability to compete with us.

Our business is subject to general economic and business factors that are largely out of our control, any of which could have a material adverse effect on our operating results. These factors could include excess capacity in the trucking industry, significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, and insurance and claims costs, to the extent not offset by increases in freight rates or fuel surcharges, higher license and registration fees, increases in insurance premiums, increases in accidents and adverse claims, and difficulty in attracting and retaining qualified drivers. Customers tend to reduce shipments during the winter months. Shortages of fuel, increases in fuel prices, or rationing of petroleum products could have a materially adverse effect on our operating results.

We are also affected by recessionary economic cycles and downturns in customers’ business cycles. Economic conditions may adversely affect our customers and their ability to pay for our services. It is not possible to predict the effects of armed conflicts or terrorist attacks and subsequent events on the economy or on consumer confidence in the United States, or the impact, if any, on our future results of operations.

Discontinuance of Prior Operations. In 2006 we ceased operating as an asset-based carrier and sold all of our tractors and trailers. This discontinuation and sale resulted in a substantial reduction in our assets and revenues. There can be no assurance whatsoever that we will realize the expected benefits of these actions at all or to the extent anticipated. Other risks associated with these actions include the risk that cost savings from these actions may not be fully realized or may take longer to realize than expected; the possibilities that these actions could result in increased liabilities and other adverse consequences; reactions, positive or negative, of customers, employees, contract counter-parties, competitors, and others to these actions all of which could be detrimental to our shareholders.

We may be unable to successfully integrate businesses that we may acquire into our operations. From time to time, we may consider the possibility of acquiring synergistic companies as a way to expand our operations. Although we have not yet acquired any companies, it is possible that we will make strategic acquisitions in the future, including acquisitions of companies that will allow us to accelerate the expansion of our third party logistics and brokerage operations. Integrating businesses we acquire may involve unanticipated delays, costs or other operational or financial problems. Successful integration of the businesses we acquire will depend on a number of factors, including our ability to transition and integrate acquired companies to our management information systems (MIS). In integrating businesses we acquire, we may not achieve expected economies of scale, increased profitability, or realize sufficient revenues to justify our investment. We also face the risk that an unexpected problem at one of the companies we acquire will require substantial time and attention from senior management, diverting management’s attention from other aspects of our business.

Our success depends to a large extent upon the continued services of key managerial and technical employees and our ability to attract and retain qualified personnel. Specifically, we are highly dependent on the ability and experience of its key employees, Haris Tajyar, Omar Tajyar, and Miki Antunovich. The loss of either Messrs. Tajyars, the two principal owners of the Company, or of Mr. Antunovich, would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Our management serves us on a part time basis and conflicts may arise. Haris Tajyar devotes a small portion of his working time on our operations while Omar Tajyar and Miki Antunovich each devote a substantial portion of their working time to our operations. Since they also work for other companies in which management has significant ownership, it is inevitable that conflicts will arise in their allocation of time and effort. While they will each seek to give us sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of our key personnel.

The ability of our president to control our business will limit minority shareholders' ability to influence corporate affairs. Our president, Haris Tajyar, owns 900,000 or 85.9% of our 1,048,000 issued and outstanding shares. Even if he were to sell all of his shares that are covered by this prospectus, he would still own 810,000 shares or 77.3% of our issued and outstanding shares. Because of his stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2007, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2007. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We may not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Competition. The trucking industry is extremely competitive and fragmented. We compete with many other truckload carriers and/or third party logistics providers of varying sizes and, to a lesser, extent, with railroads. Historically, competition has created downward pressure on the truckload industry’s pricing structure. Some trucking companies with which we compete have greater financial resources and carry a larger volume of freight.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have obtained Spartan Securities Group to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the NASD commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities, many logistics firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Holders of our equity securities could incur significant dilution. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and stockholders may experience dilution. Moreover, such securities may have rights, preferences and privileges senior to those of our common stock.

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 1,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation or any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future.

We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the SecuritiesAct of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 148,000 of our 1,048,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From September 2006 through October 2006, 1,048,000 shares of common stock were issued to 41 individuals:

On September 6, 2006, 900,000 shares were issued to our president, Haris Tajyar, and 100,000 shares were issued to our COO, Omar Tajyar, in exchange for all of the membership interests in Harry’s Trucking, LLC, a California limited liability company, in effect converting the Company from a limited liability company to a corporation.

On September 6, 2006, we issued 10,000 shares to our counsel Frank J. Hariton, valued at $10,000 or $1.00 per share in partial consideration of his legal fee.

An additional 38,000 shares were issued to 38 additional shareholders for $38,000 paid in cash ($1.00 per share). These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. A copy of such subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of August 31, 2007, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITYHOLDER	SHARES OWNED		SHARES OFFERED	SHARES OWNED
AND RELATIONSHIP TO	(NUMBER AND			(NUMBER AND
THE COMPANY OR ITS	PERCENTAGE)			PERCENTAGE)
AFFILIATES, IF ANY	BEFORE OFFERING			AFTER OFFERING

Haris Tajyar,	900,000	85.9%	90,000	810,000	77.30%
President and a Director
Omar Tajyar,	100,000	9.5%	10,000	90,000	8.60%
COO and a Director
Miki Antunovich,	1,000	*	1,000	0	0%
CFO and a Director
Frank J. Hariton	10,000	*	10,000	0	0%
Councel
Hamira Amani	1,000	*	1,000	0	0%
Weeda Noory	1,000	*	1,000	0	0%
Asif Ali	1,000	*	1,000	0	0%
Abdullah Yama Rahimi	1,000	*	1,000	0	0%
Jenna Nelson	1,000	*	1,000	0	0%
Ajmal Alimi	1,000	*	1,000	0	0%
Abdul Fatah Nazari	1,000	*	1,000	0	0%
Mike Nguyen	1,000	*	1,000	0	0%
Homyra Roshan	1,000	*	1,000	0	0%
Mohamed Roshan	1,000	*	1,000	0	0%
Jawid Roshan	1,000	*	1,000	0	0%
Wana Homayun	1,000	*	1,000	0	0%
Nahid Gharwal	1,000	*	1,000	0	0%
Maneeja Noory	1,000	*	1,000	0	0%
Ramin Alimi	1,000	*	1,000	0	0%
Romeo Simoni	1,000	*	1,000	0	0%
Laila Tajyar	1,000	*	1,000	0	0%
Laura Prado	1,000	*	1,000	0	0%
Fazelrahman Tajyar	1,000	*	1,000	0	0%
Malalay Tajyar	1,000	*	1,000	0	0%
Jennifer Pina	1,000	*	1,000	0	0%
Meena Agahi	1,000	*	1,000	0	0%
Hamed Rahimi	1,000	*	1,000	0	0%
Ahmad Z. Noory	1,000	*	1,000	0	0%
Peter Destler	1,000	*	1,000	0	0%
Deborah Lessier	1,000	*	1,000	0	0%
Jonathan Destler	1,000	*	1,000	0	0%
Christine Dischekenyan	1,000	*	1,000	0	0%
Satar A. Nazari	1,000	*	1,000	0	0%

Total	1,048,000	100%	148,000	900,000	85.9%

*Percentage is only indicated if greater than 1%

None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

Haris Tajyar, Miki Antunovich and Omar Tajyar, our CEO/president, CFO and COO, respectively, are Selling Stockholders and will be considered to be underwriters for purposes of this offering. Each of their current intentions are to remain with us regardless of whether they sell all or a substantial portion of their stockholdings in us. They Messrs. Tajyar are nevertheless each offering 10.0% of their shareholder interest, (100,000 shares out of their total holdings of 1,000,000 shares) in this offering (approximately 9.5% of all outstanding common shares) since otherwise sales by each of them would be restricted to 1% (or approximately 10,000 shares) of all outstanding shares every three months in accordance with Rule 144. As an officer/control persons of Harry’s Trucking, Messrs. Tajyar and Mr. Antunovich may not avail themselves of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the two-year holding period requirement is met.

Selling Stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. Our outstanding shares were issued at $0.0001 and $1.00 per share in September and October 2006. Accordingly, in determining the offering price, we selected $1.00 per share, which was the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;

•	in transactions other than market transactions;

•	by pledge to secure debts or other obligations;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over- the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Affiliates and/or promoters of the Company who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to its registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in its registration statement as required and filing the agreement as an exhibit to its registration statement.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling Security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "Standard Manuals Exemptions."

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor's Corporate Manual or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho,

Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONTROL PERSONS

Our directors, officers and significant employees are as follows:

Name	Age	Position
Haris Tajyar	31	Chairman and CEO
Miki Antunovich	35	Chief Financial Officer and Director
Omar Tajyar	28	Chief Operating Officer and Director

Term and Family Relationships

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. Other than Haris Tajyar and Omar Tajyar’s relationship as cousins, there are no other family relationships among any of our directors, executive officers, or persons nominated for such positions.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Business Experience

Haris Tajyar, has been Chief Executive Officer and a Director of the Company since its inception. Prior to his position with us, Mr. Tajyar was the Vice President at Financial Relations Board From 1994 to 2002. Mr. Tajyar received the PRSA Investor Relations Program of the Year award, which he won in 2000 for his work on Starwood Hotels & Resorts, as well as winning Investor Relations Program of the Year for Value Vision, LJ International; and many others. Mr. Tajyar graduated from the University of Phoenix in 2006 with a BA in Business Administration. Mr. Tajyar has been managing partner of Investor Relations International (“IRI”), an investor relations and corporate communications firm, since April 2002.

Miki Antunovich, has been Chief Financial Officer and a Director of the Company since its inception. From 1997 to 2002 Mr. Antunovich was the Chief Financial Officer for Sunterra Golf which was a partially owned subsidiary of Sunterra Corporation (NSDQ:SNRR), the largest vacation ownership company operating 89 resorts worldwide. During his tenure at Sunterra Golf the Company’s revenues grew from $3,200,000 to greater than $25,000,000. Immediately prior to joining us, Mr. Antunovich was tax manager for a privately held real estate firm owning and managing in excess of $1.0 billion of commercial property. Mr. Antunovich graduated from California State University of Fresno in 1994 with a BA in Business with an emphasis in Accounting.

Omar Tajyar, has been Chief Operating Officer and Director of the Company since its inception. From 2002 to 2004 Mr. Tajyar was the Director of Account Management at IRI, a boutique investor relations firm located in Los Angeles, California. At IRI, Mr. Tajyar was responsible for overseeing all investor-relations programs as well as working closely with the account executive team to ensure that clients’ goals are met. He was also in charge of new business development and marketing for IRI. Mr. Tajyar is a member of the Los Angeles World Affairs Council and the Republican Business Advisory Council.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) each of the three highest paid persons who are our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 5% of any class of our securities, including those shares subject to outstanding options. A person deemed to be a beneficial owner of any securities that such a person has a right to acquire within 60 days.

Name and address of owner	Amount owned before the offering	Amount owned after the offering	Percent of Class After Offering
Haris Tajyar 17122 Strawberry Drive Encino, CA 91436	900,000 shares	810,000	77.3%
Omar Tajyar 20369 Via Cellini Porter Ranch, CA 91326	100,000 shares	90,000 shares	8.6%
Miki Antunovich 1657 Carmelina Street Los Angeles, CA 90025	1,000 shares	0 shares	0%
All officers and directors as a group (3 persons)	1,001,000 shares	900,000 shares	85.9%

DESCRIPTION OF CAPITAL STOCK

Introduction

Harry’s Trucking, Inc. was established on April 12, 2004 as a California limited liability company and became a C corporation on September 6, 2006 in a transaction in which the newly-formed corporation exchanged 1,000,000 shares of common stock for all of the outstanding membership units of Harry’s Trucking, LLC. Harry’s Trucking is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Harry’s Trucking, Inc.’s certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock. There are 1,048,000 shares of our common stock issued and outstanding at June 30, 2007 which shares are held by 41 shareholders. The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-

outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of Harry’s Trucking, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,

*	included in the national market system by the National Association of Securities Dealers, or

*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is U.S. Stock Transfer Corporation. Its telephone number is 818-502-1404.

DESCRIPTION OF BUSINESS

The Industry

The market for freight moved by truck is a highly fragmented industry comprised of shippers, carriers and third party intermediaries that connect the shipper and the carrier. A shipper refers to the party seeking to have its goods delivered. A motor carrier is a company that provides truck transportation. There are two types of motor carriers: private (a company that provides truck transportation of its own cargo) and for hire or contract (a company that is paid to provide truck transportation of cargo belonging to others). Third party intermediaries are comprised of freight forwarders, freight brokers and logistics providers. A freight broker is the middleman who connects shippers and carriers. A freight forwarder typically takes possession of the goods, consolidate numerous smaller shipments into one large shipment, then arranges for transportation of that larger shipment using various shipping methods, including land, air and water carriers. Logistics providers help manage the flow of goods to ensure sufficient warehousing and efficient distribution of goods.

The actual movement of goods is accomplished by trucking (consisting of local, over the road, truckload, and less than truckload shipments); air freight (time sensitive in nature); rail freight (non time sensitive in nature and usually less expensive than truck); and ocean freight (generally in containerized ships). Other ancillary transportation services which may be involved include warehousing and distribution. Import-export brokers, or facilitators who interface with U.S.Customs, other government agencies, international carriers, and other companies and organizations that are involved in international freight transportation, may be required in international freight transportation.

We believe that the market for truckload carriers is dominated by small to medium-sized independent carriers. These carriers may include: (i) carriers that own their own equipment and have shippers as their customers; (ii) carriers that contract with common carriers to haul freight and have shippers as their customers; and (iii) carriers that have contractual relationships with agents to deliver goods. We believe that the trucking industry is currently being shaped by the following trends:

•

Just-in-time service. Businesses are maintaining smaller inventories, thereby reducing carrying costs and warehouse space requirements. As a result, there is an increase in demand for shipments of smaller quantities that are more time sensitive.

•	Outsourcing. Businesses have found it to be more cost effective and efficient to eliminate company owned truck fleets and rely upon others to handle their trucking / shipping needs.

•

Logistics. Small to medium size businesses, with less frequent shipping requirements, utilize logistics providers such as freight brokers to manage all aspects of the transportation, warehousing and delivery needs.

•

Consolidation. As a result of increased competition, small and medium sized businesses have consolidated to take advantage on economies of scale with respect to administrative services, liability insurance and improving truck utilization.

The market for third party logistics providers is highly fragmented. It is comprised primarily of full service logistics providers, freight brokers, independent sales agents and sales representatives. Sales agents often work out of home based offices or small regional sales offices and affiliate themselves with full service brokers to provide back office services including load dispatching, bonding and licensing, billing, collection and other administrative services. Sales representatives vary from experienced people with years of freight industry experience and established client relationships to telemarketing personnel cold calling shippers and dispatchers.

Third party logistics companies provide numerous services to clients on an outsourced basis, by contract and on demand. The continued growth of this industry has created secondary market opportunities to provide low-cost delivery to the endpoint, in addition to supply chain services of warehousing, inventory management and electronic interface with customers and suppliers. Third party logistics companies provide customized domestic and international freight transportation of customers’ goods and packages, via truck, rail, airplane and ship, and provide warehousing and storage of those goods. Many companies utilize information systems and expertise to reduce inventories, cut transportation costs, speed delivery and improve customer service. The third-party logistics services business has been bolstered in recent years by the competitiveness of the global economy, which causes shippers to focus on reducing handling costs, operating with lower inventories and shortening inventory transit times. Using a network of transportation, handling and storage providers in multiple transportation modes, third-party logistics services companies seek to improve their customers’ operating efficiency by reducing their inventory levels and related handling costs. Many third-party logistics service providers are non-asset-based, primarily utilizing physical assets owned by others in multiple transport modes.

The third-party logistics services business increasingly relies upon advanced information technology to link the shipper with its inventory and as an analytical tool to optimize transportation solutions. This trend favors the larger, more professionally managed companies that have the resources to support a sophisticated information technology infrastructure. By outsourcing all non-core business services to third party providers, companies can help to control costs, eliminate staff and focus on internal business.

Our Business

Harry’s Trucking, Inc. began operating as an over-the-road long haul, truckload carrier based near Los Angeles, California. We provided nationwide transportation service to major customers, using a fleet of the latest-model tractors and refrigerated trailers from April 2004 until February 2006. The principal types of freight we transported included perishable food, in as much as we capitalized on our strategic location which neighbors the top agricultural regions in California. Principally, we operated within long haul traffic lanes with an average length of haul of approximately 2,000 miles. In February 2006, management concluded that the capital requirements needed to reach profitability, in addition to high fuel costs, exceeded our current capabilities. In February 2006 we implemented a change in operating strategy from an over-the-road long haul truckload carrier to a non-asset based third-party logistics provider. Our previous operating strategy is considered a discontinued operation for financial statement reporting purposes.

As a non-asset based third-party logistics provider we do not own the transportation equipment that is used to transport our customers’ freight. Through relationships with multiple transportation companies and independent carriers, we select and hire the appropriate transportation to manage our customers’ freight needs. Being non-asset based means we can be flexible and focus on seeking solutions that work for our customers, rather than focusing on asset utilization. We work with organizations of various sizes and operating in various industries to assist in managing their supply chain requirements. We are able to capitalize on strategic relationships which were developed while operating as an over-the-road truckload carrier.

As a non-asset based third party logistics provider we make a profit or margin on the difference between what we charge to our customers for the totality of services provided to them, and what we pay to the transportation provider to transport the freight.

We can arrange the following transportation services on a nationwide basis:

•

Truck — Through our relationships with motor carriers, we have access to dry vans, temperature-controlled units, and flatbeds. We also offer time-definite and expedited truck transportation. In many instances, we will consolidate partial shipments for several customers into full truckloads.

•

Less Than Truckload (“LTL”) — LTL transportation involves the shipment of small packages and single or multiple pallets of freight, up to and including full trailer-load freight. We offer shipments of a single pallet or larger, although we handle any size shipment. Through our relationships with motor carriers and our operating system, we consolidate freight and freight information to provide our customers with a single source of information on their freight.

On a day-to-day basis, customers communicate their freight needs, typically on a shipment-by-shipment basis, to the salesperson responsible for their account. Customers communicate with us by means of telephone, fax, Internet, or e-mail. The employee ensures that all appropriate information about each shipment is entered into our operating system. With the help of information provided by the operating system, the salesperson then determines the appropriate mode of transportation for the shipment and selects a carrier or carriers, based upon their knowledge of the carrier’s service capability, equipment availability, freight rates, and other relevant factors. Based on the information he or she has about the market and rates, the salesperson may either determine an appropriate price at that point, or wait to communicate with a carrier directly before setting a price.

Once the carrier is selected, the salesperson communicates with the carrier to agree on the price for the transportation and the carrier’s commitment to provide the transportation. At this point, the salesperson provides the carrier information to the customer. We then remain in contact with the carrier, mainly by phone calls with the driver, and rely on them to provide us status updates of the shipment through delivery. Our employees price our services to provide a profit to us for the totality of services performed for the customer.

We are a principal in the transaction. By accepting the customer’s order, we accept certain responsibilities for transportation of the shipment from origin to destination. The carrier’s relationship is with us, not the customer, and we are responsible for prompt payment of carrier charges. In the cases where we have agreed to pay for claims for damage to freight while in transit, we pursue reimbursement from the carrier for the claims.

The majority of our truckload freight is priced to our carriers on a spot market, or transactional basis, even when we are working with the customer on a contractual basis. In a small number of cases, we may get advance commitments from one or more carriers to transport contracted shipments, for the length of our customer contract.

Additional Company information can be found on our website located at www.harrystrucking.com .

Sales and Marketing

We market our services as solutions to the many companies requiring cargo to be transported promptly and efficiently. We seek to create long-term relationships with our customers and to increase the quantity and diversity of services provided to each customer over time.

As of September 30th, 2007 the Company had no sales associates selling and/or developing new sales leads. The Company is currently screening applicants to fill up to three sales positions. Should the Company be unsuccessful in hiring qualified sales associates it could significantly impact the future execution of our business plan and/or cause us to cease operations.

Our future marketing plans are nationwide and will provide logistics for any type of cargo.

The overall marketing plan for services is based on the following fundamentals:

•	The segment of the market(s) planned to reach.

•	Distribution channels planned to reach through utilization of sales associates.

•	Share of the market expected to capture over a fixed period of time.

Marketing Responsibilities. The Company is committed to an extensive promotional campaign. To accomplish initial sales goals, the Company will require an extremely effective promotional campaign to accomplish two primary objectives:

1.	Attract quality sales/service personnel with a desire to be successful.

2.	Attract customers that will consistently look to our Company for their logistics needs.

Brochures.

The objective of a brochure is to portray the Company's goals and products as an attractive functionality. Harry’s Trucking will develop three brochures: one to be used to promote sales, one to announce the product in a new market, and the third to recruit sales associates.

Sales associates.

The primary objective of developing our sales force will be to create and foster an entrepreneurial environment within which sales associates can succeed and prosper. We intend to foster this environment by continuing to build on our current reputation of providing quality and timely service. We are also developing Company-wide controls, policies and management accountabilities. The Company’s corporate culture should allow our sales associates to quickly and creatively respond and expand on local market demands and enhance our ability to motivate, attract and retain successful associates to maximize growth and profitability. As of September 30, 2007, the Company had no sales associates.

Insurance

When we operated trucks, we maintained insurance coverage with Great West Casualty Company, an established carrier in the industry. These policies were allowed to lapse in June 2006 as we no longer operated trucks. We currently maintain small business insurance and a surety bond as is customary in our industry. Management believes that our insurance coverage is adequate for our business’ requirements.

Seasonality

In the trucking and logistics industries, results of operations show a seasonal pattern because customers generally reduce shipments during the winter season. At times we have experienced delays in meeting shipment schedules as a result of severe weather conditions, particularly during the winter months. However, our customers realize weather conditions are out of our control and, despite these rare delays, we have never lost a customer because of them. Rather, the revenues and margins associated with transporting in severe weather conditions are actually higher than in regular seasons since the supply of suitable tractors are rare. It is important to note that trucking operating expenses are higher in the winter months due to decreased fuel efficiency and increased maintenance costs in colder weather.

Competition

The trucking and logistics industry is highly competitive and includes thousands of trucking companies. According to the American Trucking Association it is estimated that the annual revenue of domestic truckload carriers amounts to approximately $400 billion per year. The Company has a miniscule share of the United States transportation market. The

Company competes primarily with other logistics services, including general logistics providers and in-house logistic services. Competition for logistics services is based primarily on responsiveness and prices. Most industry surveys indicate that the transportation industry’s supply and demand ratio have tipped significantly in favor of the transporters since the deregulation of the industry in 1980. At the same time, industry-wide truck capacity in the truckload sector is being limited due to a number of factors. There are continuing cost issues and concerns with the new EPA-compliant diesel engines and the new hours of service regulations. (Industry statistics and trends referred to above are available at http://www.truckline.com/store/product.asp?id=380&cat= at a nominal cost. www.truckline.com is the official wesbsite of the American Trucking Association).

Based on Managements own research, trucking company failures in the last four years are continuing at a pace higher than the previous fifteen years. Some truckload carriers are having difficulty obtaining adequate trucking insurance coverage at a reasonable price. Equipment lenders have tightened their credit policies for truck financing. In addition, Management believes many truckload carriers slowed their fleet growth in the last three years and some carriers have downsized their fleets to improve their operating margins and returns. These factors all present opportunities to our Company since one of our competitive strengths will be our ability to provide reliable service, while maintaining superior delivery on a just-in-time or scheduled lead-time basis.

Plan of Operations

We intend to grow organically while seeking opportunistic acquisitions of brokers and other logistics firms which have a strong presence in a number of unrelated markets both domestically and internationally. This approach will allow us to diversify the type of shippers we conduct business with to reduce the risks of unfavorable market conditions or downturns in specific markets. In addition, we will be able to pool our technical expertise across these markets. It is important to note that we do not intend on growing for its own sake of growth but rather to significantly increase our revenues, margin and earnings. We do not intend on acquiring any businesses that will not be immediately accretive to our earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Factors That May Affect Future Results and Financial Condition.”

OVERVIEW

The Company, until early 2006 operated a fleet of truckload carrier equipment within the 48 contiguous United States. We operated predominately in one industry, over the road transportation, as a truckload motor carrier and thus have only one reportable segment. Our fleet consisted of 2004 or newer Peterbilt 387 model tractors and 2002 or newer 48’ to 53’ Wabash or Great Dane trailers. All trailers were equipped with temperature control equipment thus allowing for shipments of products at or above -20 degrees Celsius. We earned revenue by hauling freight for retailers, manufacturers, freight brokers and other companies. We primarily operated as a trans-continental carrier running long haul lanes with an average length of haul greater than 2,000 miles. Our services included dry van, refrigerated and dedicated van offerings. The principal types of freight we transported include fresh produce, ice cream, beverages and other temperature sensitive products. In early 2006, management concluded that the capital requirements needed to reach profitability in addition to high fuel costs exceeded current capabilities. At such time Management implemented a change in operating strategy from an over-the-road long haul truckload carrier to a non-asset based third-party logistics provider. As a result our prior operating strategy was treated as a discontinued operation for financial statement reporting purposes. As a non-asset based third-party logistics provider we work with various organizations to assist in managing there supply chain requirements. We were able to capitalize on strategic relationships which were developed while operating as an over-the-road truckload carrier. Recently our revenues have decreased due to the departure of our sole sales representative. We are currently seeking to hire up to three new sales representatives. If we are not successful in these efforts, our revenues may continue to decrease.

FMCSA Hours of Service Regulations

The Federal Motor Carrier Safety Administration (“FMCSA”) revised their Hours-of-Service (“HOS”) regulations effective January 2004 to increase the maximum daily drive time from 10 to 11 hours, but no longer allow for breaks in the on-duty period. We believe that these changes may have caused productivity losses as there is wait time while the tractors are loaded, unloaded or otherwise detained which cannot be recovered with additional drive time. This also has an impact on our driver wages since they are paid primarily on the number of miles driven. In such situations, we have worked with our shippers to minimize the loss of productivity. When necessary, we have billed our shippers and in turn compensated our drivers accordingly so as to maintain our existing pay structure.

In July 2004, the United States Court of Appeals for the District of Columbia Circuit issued a decision vacating the new HOS rules. Under the Court’s rules, FMCSA had 45 days to seek a rehearing. On September 30, 2004, Congress extended the new HOS rules for one year. FMCSA continues to enforce the new HOS rules.

Safety Rating Update

Our safety rating has always been and continues to be satisfactory, the highest rating given by Federal Motor Carrier Safety Administration (FMCSA). We have always maintained safety as a top priority and have a comprehensive internal audit program for review of driver log compliance. In addition, we regulate the speed of our tractors and vigorously enforce a company speed limit that is lower than many state highway speed limits. No operational safety issues have been raised by the FMCSA compliance review.

Revenue Recognition

The Company recognizes revenues in accordance to the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition, as amended by SAB 104. The Company evaluates the criteria of the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions.

Trucking

The Company’s over-the-road truckload business provided nationwide transportation service to major customers. Revenues were recognized when the delivery of shipments are completed / delivered to their final destination. The Company reduces sales for any discounts granted. The Company was the primary obligor, acted as the principal in its transactions, had latitude in establishing prices and had the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. Accordingly, the Company’s revenue was recorded on a gross basis.

Logistics

The Company recognizes service revenue when realized and earned. Revenue is considered to be realized and earned when the service has been provided to the customer on the day the shipment has been delivered, the sales price has been fixed or determinable and collectibility is reasonably assured. The Company is the primary obligor, acts as the principal in its transactions, has latitude in establishing prices and selecting suppliers, and has the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. As it relates to cargo shipments, the Company maintains liability insurance to cover potential liability for such losses. Accordingly, the Company’s revenue is recorded on a gross basis.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. Our independent registered public accounting firm has included an explanatory paragraph in their report of registered public accounting firm included in our audited financial statements for the years ended December 31, 2006 and December 31, 2005 to the effect that our losses from operations and our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we were to continue to experience losses and were to be required to cease operations, our shareholders would be likely to realize less for our assets than they are currently carried on our books because they would be sold separate from any operating business. Our principal shareholders have orally agreed to lend up to $50,000 to our business to allow it to continue operations. However, this amount may not prove to be sufficient and we may be required to cease operations which could result in our shareholders losing almost all of their investment.  However, this oral commitment is not a legally binding obligation of our principal shareholders and their failure to honor this commitment could cause us to run out of funds and cease operations. If $50,000 were received from our principal shareholders, management believes that it would enable us to continue operations at present levels for approximately nine months.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED), FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER  31, 2006

The following table sets forth for the periods indicated certain statement of earnings data as a percentage of operating revenue:

	Six Months Ended June 30, (unaudited)		Periods Ended December 31, (Audited)
	2007	2006	2006	2005
NET REVENUES	7,441	58,542	58,542	-

TRANSPORTATION EXPENSES	5,463	48,851	49,953	-
SELLING, GENERAL AND ADMINISTRATIVE	44,249	5,487	15,272	-
PAYROLL AND RELATED	42,000	42,000	84,000	84,000
LOSS FROM CONTINUING OPERATIONS	(82,721)	(37,796)	(91,483)	(84,000)
LOSS FROM DISCONTINUED OPERATIONS, NET	-	(132,956)	(316,326)	(14,086)
NET LOSS	(82,721)	(170,752)	(407,809)	(98,086)

Segment information

We report information about operating segments, as well as disclosures about our services, geographic areas and major customers. Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

Our revenue base is derived from logistics services. We have concluded that we have only one reportable segment, which is the transportation logistics business.

CONTINUING OPERATIONS

Net Revenues

A summary of revenue generated for the six months ended June 30, 2007 and 2006, the year ended December 31, 2006 and the period ended December 31, 2005 is as follows:

	Six Months Ended June 30, (unaudited)		Periods Ended December 31, (audited)
	2007	2006	2006	2005
Logistics Revenue	7,441	58,542	58,542	-

Logistics Revenue

Beginning February 15, 2006 the Company commenced offering logistics services. As of December 31, 2006 logistics revenue totaled $58,542. The Company intends to expand the growth of the logistics service by adding commission based sales representatives and it is anticipated that logistics revenue will be the primary revenues earned in the future as trucking operations have ceased. Revenue decreased by $51,101 due to the departure of our sole sales representative. Consequently the Company did not have any revenues in the third or fourth quarter of 2006 It is the intention of management to hire additional sales representatives and the Company is continually screening for potential candidates. Should the Company be unsuccessful in hiring sales representatives it could lead to a further decline of revenues. Our revenues are dependant on having sales representatives.

Transportation Expenses

	Six Months Ended June 30, (unaudited)		Periods Ended December 31,
	2007	2006	2006	2005
Purchased Transportation	$ 5,463	$ 48,851	$ 49,953	$ -
% of Revenue	73.4%	83.4%	85.3%	0.0%

Beginning February 15, 2006 the Company commenced offering logistics services. For the year ended December 31, 2006 purchased transportation provided by third party shippers totaled $49,953. The Company intends to expand its logistics service by adding commission based sales representatives and it is anticipated that purchased transportation will be the primary operating expense in the future. Third party carriers are engaged to transport loads on our behalf and the carriers are required to provide equipment which is properly insured and provide fuel to delivery the agreed upon services.

Selling, General and Administrative

	Six Months Ended June 30, (unaudited)		Periods Ended December 31,
	2007	2006	2006	2005
Selling, General and Administrative	$ 44,249	$ 5,487	$ 15,272	$ -
% of Revenue	595.0%	9.0%	26.0%	0.0%

Selling, general and administrative expenses increased by $38,762 for the six months ended June 30, 2007 compared to the corresponding period in the prior year. The increase was primarily due to professional fees paid for audit services. For the twelve months of 2006, selling, general and administrative expenses increased to $15,272 from the 2005 period. 2005 costs were $ 0 due to costs associated with operating our over-the-road trucking operation which are disclosed in the discontinued operations.

Payroll and Related

	Six Months Ended June 30, (unaudited)		Periods Ended December 31,
	2007	2006	2006	2005
Payroll and Related	$ 42,000	$ 42,000	$ 84,000	$84,000
% of Revenue	564.4%	72.0%	144.0%	n/a

Payroll and related remained consistent period over period due to maintaining a consistent employee base for our continuing operations.

Discontinued Operations

In early 2006, management concluded that the capital requirements needed to reach profitability in addition to high fuel costs exceeded its current capabilities. At such time, we discontinued our over-the-

road long haul truckload carrier business in favor of a non-asset based third-party logistics provider. As a non-asset based third-party logistics provider we work with various organizations to assist in managing there supply chain requirements. We are able to capitalize on strategic relationships which were developed while operating as an over-the-road truckload carrier.

Net sales from discontinued operations for the years ended December 31, 2005 and December 31, 2006 were $742,231 and $279,867, cost of sales were $552,758 and $263,107 and operating expenses were $171,905 and $227,475, respectively.

Liquidity and Capital Resources

Since our inception, we have financed our operations through bank debt, loans and equity from our principals, loans from third parties and funds generated by our business. At June 30, 2007, we had $7,947 in cash. We believe that cash on hand may not be adequate to satisfy our ongoing working capital needs. During Fiscal Year 2007, our primary objectives in managing liquidity and cash flows will be to ensure financial flexibility to support growth.

Net Cash Used in Operating Activities . Net cash used in operating activities amounted to $30,364 for the six months ended June 30, 2007.

Net Cash Received in Investing Activities . Net cash received in investing activities was $0 for the six months ended June 30, 2007 compared to net cash used in investing activities $185,000 for the six months ended June 30, 2006. The cash received for the six months ending 2006 was due to the disposal of property and equipment.

Net Cash Provided From Financing Activities . Net cash used from financing activities was $0 for the six months ended June 30, 2007 compared to net cash used of $231,548 for the six months ended June 30, 2006. Current changes are mainly due to the pay down of borrowings from equipment vendors from the financing of equipment, capital repayments to stockholders and payments to the factoring company in 2006. The entire equipment financing loans were repaid during the 2006 fiscal year.

Our investing and financing needs have changed significantly from 2006 to 2007 to adjust for the fact that we discontinued our operations as an asset based truckload carrier. Under that form of business we required financing needs to purchase equipment and also significant capital to factor our accounts receivable. Under our new business model we are no longer in need of substantial capital to purchase equipment and factor accounts receivable. Our current financing needs are solely for working capital requirements.

Over the next twelve months we believe that our existing capital may not be sufficient to sustain our operations. Management plans to seek additional capital in the future to fund operations, growth and expansion through additional equity, debt financing or credit facilities. We have had early stage discussions with investors about potential investment in our firm at a future date. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our shareholders. In addition, our principal shareholders have orally agreed to lend up to $50,000 to our business to allow us to continue operations. Should the principal shareholders lend the $50,000, management believes such funds will support current operations for a period of nine months. In addition, the oral agreement from the principal shareholders to lend the $50,000 is not legally binding.

Off Balance Sheet Arrangements

None

Forward-Looking Statements

This Registration Statement of Form SB-2 contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate”, “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, projections of revenue, income, capital expenditures, plans for future operations, our financing needs or plans, the impact of inflation, the effect of any safety rating change, the impact of new accounting standards, the ultimate outcome and impact of litigation against the Company and regulatory actions, our ability to attract and retain drivers, the capacity of the industry, the demand from shippers, the impact of the Department of Transportation’s revised regulations, expectations regarding additional letters of credit, the sufficiency of our capital resources and plans relating to the foregoing.

As to the Company’s business and financial performance generally, important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following: (i) excess capacity in the trucking industry; (ii) significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, to the extent not offset by increases in freight rates or fuel surcharges; (iii) difficulty in attracting and retaining qualified drivers and owner operators, especially in light of the current shortage of qualified drivers and owner operators; (iv) recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which the Company has a significant concentration of customers; (v) seasonal factors such as harsh weather conditions that increase operating costs; (vi) increases in driver compensation to the extent not offset by increases in freight rates; (vii) the inability of the Company to secure acceptable financing arrangements; (viii) the ability of the Company to identify acquisition candidates that will result in successful combinations; (ix) an unanticipated increase in the number of claims or amount of claims for which the Company is not fully insured; (x) a significant reduction in or termination of the Company’s trucking services by a key customer; (xi) the loss of key executives; (xii) new or more comprehensive regulations with respect to fuel emissions, or ergonomics; (xiii) a spill or other accident involving hazardous substances; (xiv) an adverse determination by the FMCSA with respect to the Company’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; (xv) the impact of the Department of Transportation’s regulations concerning the maximum number of hours of service that commercial truck drivers may operate; (xvi) the impact on our compensation programs resulting from new accounting standards regarding share-based payments; (xvii) the potential impact of current litigation, regulatory issues or other government actions; and (xviii) competition from trucking, rail and intermodal competitors.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time. We further note that the Private Litigation Reform Act of 1995 does not apply to penny stocks (as we anticipate our common stock will be) or to issuers with no history of filing periodic reports under Securities Exchange Act of 1934, as amended, including us.

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause interest rates, fuel, wages and other costs to increase which would adversely affect our results of operations unless freight rates could be increased correspondingly. However, the effect of inflation has been minimal over the past three years.

SEASONALITY

In the transportation industry, results of operations generally show a seasonal pattern as customers reduce shipments after the winter holiday season. Our operating expenses also tend to be higher in the winter months primarily due to colder weather, which causes higher fuel consumption from increased idle time.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION

Our future operating results and financial condition are dependent on our ability to successfully provide truckload carrier services to meet dynamic customer demand patterns. Inherent in this process are a number of factors that we must successfully manage in order to achieve favorable future operating results and financial condition. Potential risks and uncertainties that could affect future operating results and financial condition include, without limitation, the factors discussed below.

REGULATION

Our logistics operations are regulated by the United States Department of Transportation ("DOT"). The DOT generally governs matters such as safety requirements, registration to engage in motor carrier operations, accounting systems, certain mergers, consolidations, acquisitions and periodic financial reporting. The DOT conducts periodic on-site audits of our compliance with their rules and procedures. Our most recent audit, which was conducted during 2004, resulted in a rating of "satisfactory", the highest safety rating available. A "conditional" or "unsatisfactory" DOT safety rating could have an adverse effect on our business, as some of our contracts with customers require a satisfactory rating and our qualification to self-insure our liability claims would be impaired.

During 2005, the Federal Motor Carrier Safety Administration ("FMCSA") began to enforce changes to the regulations which govern drivers' hours of service. Hours of Service ("HOS") rules issued by the FMCSA, in effect since 1939, generally limit the number of consecutive hours and consecutive days that a driver may work. The new rules reduce by one the number of hours that a driver may work in a shift, but increase by one the number of hours that drivers may drive during the same shift. Drivers often are working at a time they are not driving. Duties such as fueling, loading and waiting to load count as part of a driver's shift that are not considered driving. Under the old rules, a driver was required to rest for at least eight hours between shifts. The new rules increase that to ten hours, thereby reducing the amount of time a driver can be "on duty" by two hours.

Because of the two additional hours of required rest period time and the amount of time our drivers spend loading and waiting to load, we believe that the new rules have reduced trucker’s productivity and may negatively impact our operating income during 2007 and beyond.

We are also subject to regulation of various state regulatory agencies with respect to certain aspects of our operations. State regulations generally involve safety and the weight and dimensions of equipment.

DESCRIPTION OF PROPERTY

The Company operates out of the office of a business wholly owned and operated by the majority owner of the Company. The related entity leasing the office agreed to not charge the Company, as the primary purpose of the arrangement is to have a physical address for the Company to maintain for customer and vendor contacts and a location for commission based sales representatives to operate from. The related amounts are not considered significant as the Company occupies less than 7.5% of the overall office location to conduct its business, Should the utilization of additional space be required the future, at that time the Company will begin the share in a pro-rata portion of the expenses, which would approximate $4,950 per annum at the current occupancy level.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Haris Tajyar and Omar Tajyar received 900,000 and 100,000 shares, respectively, of common stock upon formation of the Company in exchange for their interests in the Company’s predecessor Harry’s Trucking, LLC. The issue price was deemed to be the net book value of the limited liability company or $496,034.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of each of the three highest paid persons who are officers or directors as a group during our last fiscal year:

Name of individual or identity of group	Capacities in which remuneration was received	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
Haris Tajyar	CEO	$0	$0	$0	$0	$0
Omar Tajyar	COO	$54,000	$0	$0	$0	$54,000
Miki Antunovich	CFO	$30,000	$0	$0	$0	$30,000

The Company has not paid any executive compensation in cash and does not intend to do so until such time as its capital resources are sufficient in the judgment of its Board of Directors. Omar Tajyar and Miki Antunovich receive no cash compensation from the Company and are employed and compensated by an entity that is owned by the majority stockholder. The portion of Omar Tajyar’s salary that was allocated to the Company approximates $54,000 for the years ended December 31, 2006 and 2005. The portion of

Miki Antunovich’s salary that was allocated to the Company approximates $30,000 for the years ended December 31, 2006 and 2005. Such amounts have been reflected in the accompanying financial statements as additional capital contributions by the majority shareholder who controls the entities that have borne these expenses and salaries and related expenses. The Company has not paid and has no present plan to give any compensation other than cash. The Company does not have any Stock Option Plan or other equity compensation plans.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Frank J. Hariton, Esq. owns 10,000 shares of our common stock.

EXPERTS

The financial statements of Harry’s Trucking, Inc. as of December 31, 2006 and December 31, 2005 included in this prospectus have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, and have been so included in reliance upon the report of KMJ Corbin & Company LLP given on the authority of such firm as experts in accounting and auditing.

UNAUDITED INTERIM STATEMENTS

The information for the interim periods ended June 30, 2007 and 2006 is unaudited; however, it includes all adjustments considered necessary by management for a fair presentation of our financial condition and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Harry’s Trucking, Inc.

15981 Yarnell Street #225

Sylmar, CA 91342

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Harry’s Trucking, Inc.

We have audited the accompanying balance sheet of Harry’s Trucking, Inc. (the “Company”) as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harry’s Trucking, Inc. at December 31, 2006, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and negative cash flows from operations through December 31, 2006, and has an accumulated deficit at December 31, 2006. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result form the outcome of this uncertainty.

KMJ | Corbin & Company LLP

Irvine, California

July 10,	2007

HARRY’S TRUCKING, INC.

BALANCE SHEET

December 31,
ASSETS	2006

Current assets:
Cash	$38,311

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$29,653

Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares
authorized; no shares issued or outstanding	-
Common stock, $0.0001 par value; 20,000,000 shares
authorized, 1,048,000 shares outstanding	105
Additional paid-in capital	628,029
Stockholder note receivable	(30,995)
Accumulated deficit	(588,481)

Total stockholders’ equity	8,658

$38,311

See report of independent registered public accounting firm and accompanying notes to financial statements

2

HARRY’S TRUCKING, INC.

STATEMENTS OF OPERATIONS

	For The Years Ended
	December 31,
	2006	2005

Net sales:
Logistics revenue	$58,542	$-

Operating expenses:
Transportation	49,953	-
Selling, general and administrative	15,272	-
Payroll and related	84,000	84,000

Total operating expenses	149,225	84,000

Loss from continuing operations before income taxes	(90,683)	(84,000)

Income taxes	(800)	-

Loss from continuing operations	(91,483)	(84,000)

Loss from discontinued operations, net of tax	(316,326)	(14,086)

Net loss	$(407,809)	$(98,086)

Basic and diluted net loss per common share and member
unit, respectively
Continuing operations	$(0.09)	$(840.00)
Discontinued operations	$(0.31)	$(140.86)
	$(0.40)	$(980.86)
Basic and diluted weighted average number of common shares
and member units outstanding, respectively	1,011,521	100

See report of independent registered public accounting firm and accompanying notes to financial statements

3

HARRY’S TRUCKING, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For The Years Ended December 31, 2006 and 2005

				Additional	Stockholder
	Members'	Common Stock		Paid-in	Note	Accumulated
	Capital	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, January 1, 2005	$197,635	-	$-	$-	$-	$(82,586)	$115,049

Capital contributions	482,552	-	-	-	-	-	482,552

Capital repayments	(48,377)	-	-	-	-	-	(48,377)

Net loss	-	-	-	-	-	(98,086)	(98,086)

Balance, December 31, 2005	631,810	-	-	-	-	(180,672)	451,138

Capital contributions	78,963	-	-	-	-	-	78,963

Capital repayments	(214,639)	-	-	-	-	-	(214,639)

Effect of reorganizing to C corporation	(496,134)	1,000,000	100	496,034	-	-	-

Stockholder note receivable	-	-	-	-	(30,995)	-	(30,995)

Issuance of common stock for cash	-	38,000	4	37,996	-	-	38,000

Issuance of common stock for services	-	10,000	1	9,999	-	-	10,000

Services provided by majority stockholder	-	-	-	84,000	-	-	84,000

Net loss	-	-	-	-	-	(407,809)	(407,809)

Balance, December 31, 2006	$-	1,048,000	$105	$628,029	$(30,995)	$(588,481)	$8,658

See report of independent registered public accounting firm and accompanying notes to financial statements

4

HARRY’S TRUCKING, INC.

STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(407,809)	$(98,086)
Adjustments to reconcile net loss to net cash used in
operating activities:
Common stock issued for services	10,000	-
Provision for uncollectible accounts	27,328	2,950
Depreciation and amortization	37,995	77,774
Loss on disposal of assets	88,557	-
Estimated fair value of contributed services	84,000	84,000
Changes in operating assets and liabilities:
Accounts receivable	109,525	(133,152)
Prepaid expenses	12,315	(4,840)
Accounts payable and accrued expenses	14,940	(10,921)

Net cash used in operating activities	(23,149)	(82,275)

Cash flows from investing activities:
Purchase of property and equipment	-	(248,225)
Proceeds from disposal of property and equipment	607,631	-
Note issued to stockholder	(30,995)	-

Net cash provided by (used in) investing activities	576,636	(248,225)

Cash flows from financing activities:
Proceeds from notes payable	21,839	-
Repayments of notes payable	(404,267)	(54,747)
Proceeds from factor	278,498	35,072
Payments to factor	(313,570)	-
Capital contributions	78,963	398,552
Capital repayments	(214,639)	(48,377)
Issuance of common stock for cash	38,000	-

Net cash (used in) provided by financing activities	(515,176)	330,500

Net increase in cash	38,311	-

Cash, beginning of year	-	-

Cash, end of year	$38,311	$-

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,054	$31,654
Cash paid during the period for income taxes	$4,323	$890

Supplemental disclosure of non-cash investing
and financing activities:
Notes payable incurred with purchase of equipment	$-	$291,227

Reclassification of members’ capital	$496,134	$-

See report of independent registered public accounting firm and accompanying notes to financial statements

5

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Harry’s Trucking, Inc. (the “Company”) was formed as a limited liability company (“LLC”) under the laws of the State of California on April 12, 2004 (“Inception”). The Company was an over-the-road long haul, truckload carrier and third-party logistics provider based near Los Angeles, California.

In September 2006 the Company changed its legal form from a LLC to a C Corporation. The Company incorporated itself in the state of Delaware. In connection with the change of legal entity, the Company issued the former members of the LLC an aggregate of 1,000,000 shares of common stock (see Note 7).

The Company’s over-the-road truckload business provided nationwide transportation service to major customers, using a fleet of latest-model tractors and refrigerated trailers. The principal types of freight the Company transported was perishable food. Principally, the Company operated within long haul traffic lanes.

In February 2006, the Company changed its business model to become a third-party logistics business as a non-asset based transportation service, meaning the Company does not own the transportation equipment that is used to transport its customers’ freight. Through the Company’s relationships, it selects and hires the appropriate transportation to manage its customers’ freight needs. Being non-asset based means the Company can be flexible and focus on seeking solutions that work for its customers, rather than focusing on asset utilization. The principal type of freight the Company transports for third party customers continues to be perishable food. As a result of this change, the Company reclassified the results of its former business model as a discontinued operation (see Note 6).

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2006, the Company incurred losses from continuing and discontinued operations of $91,483 and $316,326, respectively, and had negative cash flows from operations of $23,149. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The

Company intends to raise additional financing to fund its operations. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

6

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, collectibility of note receivable and valuation of deferred taxes. Actual results may differ from these estimates under different assumptions or conditions.

Risks and Uncertainties

Credit Risk

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2006, the Company had no cash balances which exceeded the insured limit.

The Company assigned certain of its trade accounts receivable to a factor (see Note 2); however, the Company maintained the credit risk with respect to collection of these amounts. The Company made sales to customers not approved by its factor at its own risk and monitored the outstanding receivable balance.

Competition

The Company operates in an industry that is subject to intense competition. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

Property and Equipment

Property and equipment were stated at cost. Depreciation of equipment was provided for by using the straight-line method over the estimated useful lives of the related assets, which ranged from five to seven years. Expenditures for maintenance and repairs were charged to expense as incurred; additions, renewals and betterments were capitalized. When property and equipment was retired or otherwise disposed of, therelated cost and accumulated depreciation was removed from the respective accounts, and any gain or loss was included in operations.

7

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may not be recoverable. The Company estimates the future undiscounted cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long-lived asset may not be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its carrying amount. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. During the year ended December 31, 2006, the Company disposed all of its assets, as such there is no impairment of long-lived assets.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, note receivable, accounts payable and accrued expenses. The carrying value for all such instruments approximates fair value due either to the short-term nature of the instruments or the fact that prevailing interest rates are not substantially different from the Company’s borrowing rates.

Revenue Recognition

The Company recognizes revenues in accordance to the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition, as amended by SAB 104. The Company evaluates the criteria of the Financial Accounting Standards Board (“FASB”) EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions.

Trucking

The Company’s over-the-road truckload business provided nationwide transportation service to major customers. Revenues were recognized when the delivery of shipments are completed / delivered to their final destination. The Company reduces sales for any discounts granted. The Company is the primary obligor, acts as the principal in its transactions, has latitude in establishing prices and has the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. Accordingly, the Company’s revenue is recorded on a gross basis. Effective February 2006, the Company discontinued this business (see Note 6).

8

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Logistics

The Company recognizes service revenue when realized and earned. Revenue is considered to be realized and earned when the service has been provided to the customer on the day the shipment has been delivered, the sales price has been fixed or determinable and collectibility is reasonably assured. The Company is the primary obligor, acts as the principal in its transactions, has latitude in establishing prices and selecting suppliers, and has the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. As it relates to cargo shipments, the Company maintains liability insurance to cover potential liability for such losses. Accordingly, the Company’s revenue is recorded on a gross basis.

Advertising

The Company expenses advertising costs, consisting primarily of placement in multiple internet sites. For the year ended December 31, 2006 and December 31, 2005, advertising expenses were not significant.

Segment Information

The Company reports information about operating segments, as well as disclosures about services and major customers. Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

The Company's revenue base is derived from logistics brokerage services. Therefore, the Company has concluded that it contains only one reportable segment, which is the transportation services business.

Income Taxes

The Company determines its income taxes under the asset and liability method in accordance with the SFAS No. 109, Accounting for Income Taxes. Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between thefinancial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability, are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

9

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment, to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, andemployee share purchase plans. SFAS 123(R) replaces SFAS No. 123, and supersedes Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. The Company adopted SFAS 123(R) as of January 1, 2006. The Company will apply SFAS 123(R) to all stock-based employee compensation arrangements. There have been no options issued to employees as of and for the year ended December 31, 2006.

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders/members by the weighted average number of common shares/units assumed to be outstanding during the period of computation. Diluted loss per share/unit is computed similar to basic loss per share/unit except that the denominator is increased to include the number of additional common shares/units that would have been outstanding if the potential shares/units had been issued and if the additional common shares/units were dilutive. There were no potentially dilutive shares or member units as of December 31, 2006 and 2005, respectively.

10

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertain Tax Provisions, an Interpretation of SFAS Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions as described in SFAS No. 109, “Accounting for Income Taxes,” and requires a company to recognize, in its financial statements, the impact of a tax position only if that position is “more likely than not” of being sustained on an audit basis solely on the technical merit of the position. In addition, FIN 48 requires qualitative and quantitative disclosures including a discussion of reasonably possible changes that might occur in the recognized tax benefits over the next twelve months as well as a roll-forward of all unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 January 1, 2007 and is currently evaluating the impact FIN 48 might have on its results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt SFAS No. 157 beginning in the first quarter of 2008. The Company is currently evaluating the impact, if any, that adoption of SFAS No. 157 will have on its operations.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 — ACCOUNTS RECEIVABLE FACTORING

On December 12, 2005, the Company signed a factoring agreement with Interstate Capital Corporation, Inc. (“ICC”), which was terminated in February 2006 and provided for advances up to 90% of the related invoice amount. Under the factoring agreement, ICC charged the Company a factoring fee of 2.59% of the gross invoice amount of each account receivable. ICC, to the extent of any financing provided, held a security interest in all assets of the Company over the term of the factoring agreement. During the years ended December 31, 2006 and 2005, factoring fees related to discontinued operations charged by ICC totaled $19,559 and $982, respectively.

NOTE 3 — PROPERTY AND EQUIPMENT

In February 2006, the Company discontinued its asset-based transportation business and accordingly sold all of its trucks and trailers to unrelated parties through a third-party dealer with a net book value of $696,188 at the time of sale (see Note 1). The Company received $607,631, of which $372,610 was used to repay notes payable, resulting in a loss on disposal of $88,557 (see Note 6).

11

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005

NOTE 3 — PROPERTY AND EQUIPMENT, continued

Depreciation expense related to discontinued operations for the years ended December 31, 2006 and 2005 was $37,995 and $77,774, respectively.

NOTE 4 — NOTES PAYABLE

The Company financed its trucks and trailers from various automotive lenders. As of December 31, 2006, all borrowings were paid in full. Interest expense for the years ended December 31, 2006 and 2005 approximated $17,054 and $31,654, respectively. The Company repaid the notes in June through December 2006 as the trucks were sold.

NOTE 5 — INCOME TAXES

Through August 31, 2006, the Company was taxed as a limited liability company. All income and losses were passed through to its members and the members reported these amounts on their individual income tax returns. There was no significant entity level income tax for the Company for Federal and State purposes up to such date.

Effective September 1, 2006, the Company reorganized from a limited liability corporation to a C Corporation under the laws of Delaware. There were no significant deferred taxes generated during the period from September 1, 2006 through December 31, 2006.

NOTE 6 — DISCONTINUED OPERATIONS

In February 2006, the Company discontinued its over-the-road trucking business and started a new business model in which it became a third-party logistics business as a non-asset based transportation service. Results of the discontinued operations are as follows for years ended:

	December 31,
	2006	2005

Net sales:
Transportation revenue	$279,867	$742,231

Less:
Cost of sales	263,107	552,758
Selling, general and administrative	227,475	171,905
Loss on disposal of equipment	88,557	-
Interest expense	17,054	31,654

Loss from discontinued operations, net of tax	$(316,326)	$(14,086)

NOTE 7 — EQUITY TRANSACTIONS

Members’ Capital

The LLC had two members, one of which owned a 90% interest and the other a 10% interest in the LLC.

During the years ended December 31, 2006 and 2005, the majority member contributed $78,913 and $398,552, respectively.

During the years ended December 31, 2006 and 2005, the Company distributed to the majority member $214,639 and $48,377, respectively.

During the years ended December 31, 2006 and 2005, the Company recorded additional contributions of $84,000 (the estimated fair value of the services rendered) in connection with services provided by employees of other entities owned by the majority member at no cost to the Company and is recorded as payroll and related in the accompanying statements of operations.

Common Stock

In connection with the change in legal entity, the Company granted the former members an aggregate of 1,000,000 shares of common stock, based on their pro-rata ownership percentages in the LLC.

During the year ended December 31, 2006, the Company agreed to issue 38,000 shares of common stock for proceeds of $38,000.

During the year ended December 31, 2006, the Company agreed to issue 10,000 shares of common stock valued at $10,000 (the estimated fair value on the date of grant) for services rendered.

NOTE 8 — RELATED PARTY TRANSACTIONS

Stockholder Note Receivable

During December 2006 the Company loaned funds to its majority stockholder. The loan was evidenced by a promissory note in the face amount of $30,995. The note accrues interest at a rate of 4.5% per annum and is due upon demand. As the Company does not expect repayment of the note, the amount has been recorded as a reduction of stockholders’ equity.

NOTE 8 — RELATED PARTY TRANSACTIONS, continued

Leases

During the years ended December 31, 2006 and 2005, the Company operated out of the office of a business wholly owned and operated by the majority owner of the Company. The related entity leasing the office agreed to let the Company use approximately 7.5% of their office space at no charge to the Company, as the primary purpose of the arrangement is to have a physical address for the Company to maintain for customer and vendor contacts. The portion of the rent expense allocable to the Company for the years ended December 31, 2006 and 2005 (less than $5,000) is not considered significant and therefore no amounts have been recorded.

Salaries

During the years ended December 31, 2006 and 2005, the Company has utilized the services of two employees of a business that is owned and operated by the majority stockholder. The Company has not incurred any related expenses for their services. Accordingly, the Company has recorded such services as additional contributions by the majority stockholder as these services were, in essence, being paid by him.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

12

HARRY’S TRUCKING, INC.

BALANCE SHEET

June 30,
ASSETS	2007
(Unaudited)

Current assets:
Cash	$7,947
Stockholder note and accrued interest receivable	32,545

Total assets	$40,492

LIABILITIES

Accounts payable	$36,097

STOCKHOLDERS' EQUITY

Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares
authorized; no shares issued or outstanding	-
Common stock, $0.0001 par value; 20,000,000 shares
authorized, 1,048,000 shares issued and outstanding	105
Additional paid-in capital	675,492
Accumulated deficit	(671,202)

Total stockholders’ equity	4,395

Total liabilities and stockholders' equity	$40,492

See accompanying notes to financial statements

1

HARRY’S TRUCKING, INC.

STATEMENTS OF OPERATIONS

	For The Six Months Ended
	June 30,
	2007	2006
	(Unaudited)

Net sales:
Logistics revenue	$7,441	$58,542

Operating expenses:
Transportation	5,463	48,851
Selling, general and administrative	44,249	5,487
Payroll and related	42,000	42,000
Total operating expenses	91,712	96,338

Other income:

Interest income	1,550	-

Loss from continuing operations	(82,721)	(37,796)

Loss from discontinued operations,
net of tax	-	(132,956)

Net loss	$(82,721)	$(170,752)

Basic and diluted net loss per common
share and member unit, respectively
Continuing operations	$(0.08)	$(378)
Discontinued operations	$-	$(1,330)
	$(0.08)	$(1,708)
Basic and diluted weighted average
number of common shares and member
units outstanding, respectively	1,048,000	100

See accompanying notes to financial statements

2

HARRY’S TRUCKING, INC.

STATEMENTS OF CASH FLOWS

	For The Six Months Ended
	June 30,
	2007	2006
	(Unaudited)

Cash flows from operating activities:
Net loss	$(82,721)	$(170,752)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
Provision for uncollectible accounts	-	19,050
Depreciation and amortization	-	43,097
Interest receivable	(1,550)	-
Loss on disposal of assets	-	8,479

Estimated fair value of contributed services	47,463	42,000
Changes in operating assets and liabilities:
Accounts receivable	-	106,808
Prepaid assets	-	5,674
Accounts payable and accrued expenses	6,444	(7,808)

Net cash (used in) provided by operating activities	(30,364)	46,548

Cash flows from investing activities:
Proceeds from disposal of property and equipment	-	185,000

Net cash provided by investing activities	-	185,000

Cash flows from financing activities:
Repayments of notes payable	-	(142,879)
Proceeds from factor	-	144,369
Payments to factor	-	(179,441)
Capital contributions	-	39,350
Capital repayments	-	(92,947)

Net cash used in financing activities	-	(231,548)

Net decrease in cash	(30,364)	-

Cash, beginning of period	38,311	-

Cash, end of period	$7,947	$-

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$14,968
Cash paid during the period for income taxes	$800	$3,548

See accompanying notes to financial statements

3

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Representation

The accompanying unaudited financial statements have been prepared by Harry’s Trucking, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. These principles are consistent in all material respects with those applied in the Company’s audited financial statements and pursuant to the instructions to Form 10-QSB and Item 310(b) of Regulation S-B promulgated by the United States Securities and Exchange Commission (“SEC”). Interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (all of which are of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Interim results of operations are not necessarily indicative of the results to be expected for the full year or any other interim periods. These unaudited financial statements should be read in conjunction with the audited financial statements and footnotes thereto for the year ended December 31, 2006.

Organization and Nature of Operations

Harry’s Trucking, Inc. (the “Company”) was formed as a limited liability company (“LLC”) under the laws of the State of California on April 12, 2004 (“Inception”). The Company was an over-the-road long haul, truckload carrier and third-party logistics provider based near Los Angeles, California.

In September 2006 the Company changed its legal form from a LLC to a C Corporation. The Company incorporated itself in the state of Delaware. In connection with the change of legal entity, the Company issued the former members of the LLC an aggregate of 1,000,000 shares of common stock.

The Company’s over-the-road truckload business provided nationwide transportation service to major customers, using a fleet of latest-model tractors and refrigerated trailers. The principal types of freight the Company transported included perishable food. Principally, the Company operated within long haul traffic lanes.

In February 2006, the Company changed its business model to become a third-party logistics business as a non-asset based transportation service, meaning the Company does not own the transportation equipment that is used to transport its customers’ freight. Through the Company’s relationships, it selects and hires the appropriate transportation to manage its customers’ freight needs. Being non-asset based means the Company can be flexible and focus on seeking solutions that work for its customers, rather than focusing on asset utilization. The principal type of freight the Company transports for third party customers continues to be perishable food. As a result of this change, the Company reclassified the results of its former business model as a discontinued operation (see Note 2).

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the six months ended June 30, 2007, the Company incurred a net loss of $82,721 and had negative cash flows from operations of $30,364. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

4

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The principal shareholder has agreed to lend up to $50,000 to the Company and the Company intends to raise additional financing to fund its operations. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, valuation of deferred taxes. Actual results may differ from these estimates under different assumptions or conditions.

Risks and Uncertainties

Credit Risk

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2007, the Company had no cash balances which exceeded the insured limit.

Customers

During the six months ended June 30, 2007 and 2006, three customers comprised 100% of the Company’s net revenues. There was no such concentration for the six months ended June 30, 2006.

Competition

The Company operates in an industry that is subject to intense competition. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

Revenue Recognition

The Company recognizes revenues in accordance to the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition, as amended by SAB 104. The Company evaluates the criteria of the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions.

5

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Trucking

The Company’s over-the-road truckload business provided nationwide transportation service to major customers. Revenues were recognized when the delivery of shipments are completed / delivered to their final destination. The Company reduces sales for any discounts granted. The Company was the primary obligor, acted as the principal in its transactions, had latitude in establishing prices and had the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. Accordingly, the Company’s revenue was recorded on a gross basis. Effective February 2006, the Company discontinued this business (see Note 2).

Logistics

The Company recognizes service revenue when realized and earned. Revenue is considered to be realized and earned when the service has been provided to the customer on the day the shipment has been delivered, the sales price has been fixed or determinable and collectibility is reasonably assured. The Company is the primary obligor, acts as the principal in its transactions, has latitude in establishing prices and selecting suppliers, and has the risk of loss as it relates to the ultimate collection of accounts receivable and cargo losses. As it relates to cargo shipments, the Company maintains liability insurance to cover potential liability for such losses. Accordingly, the Company’s revenue is recorded on a gross basis.

Segment Information

The Company reports information about operating segments, as well as disclosures about services and major customers. Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

The Company's revenue base is derived from the logistics brokerage services. Therefore, the Company has concluded that it contains only one reportable segment, which is the transportation services business.

Stock-Based Compensation

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment, to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, andemployee share purchase plans. SFAS 123(R) replaces SFAS No. 123, and supersedes Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees.

6

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. The Company adopted SFAS 123(R) as of January 1, 2006. The Company will apply SFAS 123(R) to all stock-based employee compensation arrangements. There have been no options issued to employees as of and for the period ended June 30, 2007.

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123 and EITF Issue No. 96-18, Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders/members by the weighted average number of common shares/member units assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share/member unit except that the denominator is increased to include the number of additional common shares/units that would have been outstanding if the potential shares/units had been issued and if the additional common shares/units were dilutive. There were no potentially dilutive shares or member units as of June 30, 2007 and 2006, respectively.

NOTE 2 — DISCONTINUED OPERATIONS

In February 2006, the Company discontinued its over-the-road trucking business and started a new business model in which it became a third-party logistics business offering non-asset based transportation services. Results of the discontinued operations for the six months ended June 30, 2006 are as follows:

Net sales:
Transportation revenue	$276,520

Less:
Cost of sales	240,265
Selling, general and administrative	154,274
Interest expense	14,937

Loss from discontinued operations, net of tax	$(132,956)

7

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 3 — EQUITY TRANSACTIONS

Members’ Capital

The LLC had two members, one of which owned a 90% interest and the other a 10% interest in the LLC.

During the six months ended June 30, 2006, the majority member contributed $39,350.

During the six months ended June 30, 2006, the Company distributed to the majority member $92,947.

During each of the six months ended June 30, 2007 and 2006, the Company recorded additional paid in capital for services provided by the majority stockholder in the amount of $42,000 (the estimated fair value of the services rendered) in connection with services provided by employees of other entities owned by the majority stockholder at no cost to the Company.

During the six months ended June 30, 2007, the Company recorded additional paid in capital for services paid on behalf of the Company by a stockholder in the amount of $5,463 in connection with services provided by a vendor.

NOTE 4 — RELATED PARTY TRANSACTIONS

Stockholder Note Receivable

During December 2006 the Company loaned funds to its majority stockholder. The loan was evidenced by a promissory note in the face amount of $30,995. The note accrued interest at a rate of 4.5% per annum and was due upon demand. Accrued interest income under this note amounted to $1,550 for the six months ended June 30, 2007. In August of 2007, $33,061, of principal and accrued interest was received by the Company in satisfaction of the note.

Leases

During the six months ended June 30, 2007 and 2006, the Company operated out of the office of a business wholly owned and operated by the majority owner of the Company. The related entity leasing the office agreed to let the Company use approximately 7.5% of their office space at no charge to the Company, as the primary purpose of the arrangement is to have a physical address for the Company to maintain for customer and vendor contacts. The portion of the rental expense allocable to the Company for the six months ended June 30, 2007 and 2006 (less than $2,600) is not considered significant and therefore no amounts have been recorded.

Salaries

During the six months ended June 30, 2007 and 2006, the Company has utilized the services of two employees of a business that is owned and operated by the majority stockholder. The Company has not incurred any related expenses for their services. Accordingly, the Company has recorded such services as additional contributions by the majority stockholder as these services were, in essence, being paid by him.

8

HARRY’S TRUCKING, INC.

NOTES TO FINANCIAL STATEMENTS

For The Six Months Ended June 30, 2007 and 2006

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

9

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

USE OF PROCEEDS

SELLING STOCKHOLDERS

DETERMINATION OF OFFERING PRICE

DIVIDEND POLICY

MARKET FOR SECURITIES

SUMMARY FINANCIAL DATA

NOTE REGARDING FORWARD-LOOKING STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

BUSINESS

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

PRINCIPAL SHAREHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DESCRIPTION OF CAPITAL STOCK

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

UNAUDITED INTERIM STATEMENTS

WHERE YOU CAN FIND MORE INFORMATION

INDEX TO FINANCIAL STATEMENTS

Dealer Prospectus Delivery Obligation

Until _____________ , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the distribution of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid*
SEC registration fee

Printing and engraving expenses
Legal fees and expenses	$20,000
Accounting fees and expenses	$7,500
Blue Sky qualification fees and expenses
Transfer Agent and Registrar fees
Miscellaneous fees and expenses
Total

*To be completed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 6, 2006, we issued 900,000 shares of our common stock to Haris Tajyar in exchange for his 90% interest in Harry’s Trucking, LLC a California limited liability company. On September 6, we issued 100,000 shares to Omar Tajyar in exchange for his 10% interest in Harry’s Trucking, LLC, a California limited liability company. On September 6, 2006, we issued 10,000 shares of our common stock to Frank J. Hariton, Esq. as a portion of his legal fee for the estimated fair value of $10,000. All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”). All of the shares issued in such transactions bear an appropriate restrictive legend.

During September and October, 2006 38,000 shares of the Company’s common stock were issued to 38 investors for $38,000 in cash ($1.00 per share). These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part. No underwriter or placement agent participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records. The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

EXHIBITS

The following exhibits are filed with this Registration Statement on Form SB-2.

Exhibit No.	Description
3.1	Certificate of Incorporation – Previously Filed
3.2	Bylaws – Previously Filed
4.1	Form of Subscription Agreement – Previously Filed
4.2	Specimen Stock Certificate – Previously Filed
5.1	Legal Opinion of Frank J. Hariton – Previously Filed
23.1	Consent of KMJ Corbin & Company LLP – Previously Filed
23.2	Consent of Frank J. Hariton (to be included in Exhibit 5.1)
24.1	Power of Attorney (Included on Signature Page)

UNDERTAKINGS

We hereby undertake to:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act; and

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Los Angeles, State of California, on October 25, 2007

HARRY’S TRUCKING, INC.,

By: /s/ Haris Tajyar

Name: Haris Tajyar

Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
Haris Tajyar	Chairman and Chief Executive Officer and a Director (Principal Executive Officer)	October 25, 2007
Miki Antunovich	Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)	October 25, 2007
Omar Tajyar	Chief Operating Officer and a Director	October 25, 2007

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